CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORPORATION

Three Months ended March 31, 1996
- ---------------------------------
(in thousands)

1.  Income before income taxes and equity in undistributed income
    of subsidiaries..........................................................................    $  5,400

2.  Fixed charges - interest expense, amortization of debt issuance costs and
    one-third of rental expenses, net of income from subleases...............................      43,989
                                                                                                 --------
3.  Income before taxes and equity in undistributed income of
    subsidiaries, plus fixed charges.........................................................    $ 49,389
                                                                                                 ========

4.  Ratio of earnings (as defined) to fixed charges (line 3/line 2)..........................        1.12x




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